PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-89355
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Biotech HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Biotech HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Affymetrix, Inc.	AFFX	4	NASDAQ
Alkermes, Inc.	ALKS	4	NASDAQ
Amgen Inc.	AMGN	64.48	NASDAQ
Applied Biosystems Inc[1]	ABI	18	NYSE
Biogen IDEC Inc.	BIIB	26.95	NASDAQ
Celera Corporation[2]	CRA	4	NASDAQ
Enzon Pharmaceuticals, Inc.	ENZN	3	NASDAQ
Genentech, Inc.	DNA	88	NYSE
Genzyme Corporation	GENZ	14	NASDAQ
Gilead Sciences, Inc.	GILD	64	NASDAQ
Human Genome Sciences, Inc.	HGSI	8	NASDAQ
QLT Inc.	QLTI	5	NASDAQ
Sepracor Inc.	SEPR	6	NASDAQ
Shire Limited	SHPGY	6.8271	NASDAQ

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2008.

1           Effective July 1, 2008, Applera Corporation - Applied Biosystems, an underlying constituent of the Biotech HOLDRS Trust, changed its name to Applied Biosystems Inc. and CUSIP to 038149100. The ticker remained the same.  As a result, effective July 2, 2008, creations of Biotech HOLDRS required a deposit of 18 shares of Applied Biosystems Inc. per round lot of 100 Biotech HOLDRS.

2           The separation of Celera Corporation from Applera Corporation became effective July 1, 2008. As a result, Celera Corporation replaced Applera Corporation - Celera Group as an underlying security of the Biotech HOLDRS Trust. For the 4 shares of Applera Corporation - Celera Group per 100 shares round lot of Biotech HOLDRS, The Bank of New York received 4 shares of Celera Corporation.